INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
     Citizens Value Fund (formerly Meyers Pride Value Fund):


We consent to use of our report dated July 18, 2001 for the Meyers Pride Value Fund incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information included herein.



KPMG LLP

Columbus, Ohio
September 21, 2001